Certain portions of the below Distribution Agreement have been redacted based on a request for confidential treatment and those portions have been filed separately with the Securities and Exchange Commission.

DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the 21st day of February, 2005. ("Effective Date")

BETWEEN:

SKINVISIBLE PHARMACEUTICALS, INC., a company incorporated under the laws of the State of Nevada having its principal place of business located at Unit #10 - 6320 South Sandhill Road, Las Vegas, Nevada, 89120 (“Skinvisible”);

AND:

DERMAL DEFENSE, INC., a company incorporated under the laws of the State of Michigan having its principal place of business located at 2447 Cumberland Drive, Whitelake, MI 48383 (the “Distributor”).

WHEREAS:

A.  Skinvisible is in the business of developing polymer-based delivery systems and related technologies for combining hydrophilic and hydrophobic polymer emulsions and licensing its technologies and/or selling its polymer delivery systems to established brand manufacturers and providers of topical prescription and over-the-counter cosmetic and skin-care Product.

B.  The Distributor is engaging in the business of marketing and distributing skin-care Product.

C.  Skinvisible and the Distributor have agreed to enter into this Agreement, whereby the Distributor will have the exclusive right to distribute, market, sell and promote the Product throughout the Territory.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth and other good and valuable consideration, the parties agree as follows:

I. DEFINITIONS

In this Agreement, the following terms have the following meanings:

1.1 “Customers” means, at any time and from time to time, the customers of the Distributor in respect of the Product.

1.2 “Confidential Information” means any and all technical or business information, data, designs, concepts, ideas, Product, processes, methods, techniques, specifications, formulas, compositions, samples, know-how, trade secrets, and improvements of a confidential or proprietary nature, whether in tangible form or not, which relate to the Product, or the development, manufacture, end-use, or commercialization thereof, and were disclosed by one party to the other party under this Agreement. As used herein, “Confidential Information” shall not include information a party can demonstrate through its records:

(a)   is, at the time of disclosure, available to the general public;

(b)	becomes at a later date available to the general public through no fault of the receiving party, and then only after said later date;

(c)	was already in the possession of the receiving party without restriction prior to the date of disclosure;

(d)	is disclosed to the party without secrecy obligations by a third party who had a lawful right to disclose it; or

(e)	is independently developed by personnel of the receiving party who had no direct or indirect access to the Confidential Information of the disclosing party.

1.3 "Formula" shall mean the specific ingredients, composition, and process for preparing the Product (as defined below).

1.4 "Patents" shall mean U.S. Patent No. 6,582,683 issued on June 24, 2003 for "Dermal Barrier Composition"; U.S.S.N. 09/933,275 filed on August 20, 2001 and U.S.S.N. 10/154,723 filed on May 23, 2002, both for "Topical Composition, Topical Composition Precursor, and Methods for Manufacturing and Using the Same"; Canadian Application No. 2,457,124 filed on August 16, 2002 for "Topical Composition, Topical Composition Precursor, and Methods for Manufacturing and Using the Same"; PCT Application No. US02/26301 filed on August 16, 2002 for purposes of the countries designated therein that are within the Territory; and all divisions, continuations, continuation-in-parts, reissues, reexamination applications, extensions, foreign equivalents within the Territory, and patents issuing therefrom which are owned or controlled by Skinvisible pertaining to the Product, Confidential Information, and Improvement Inventions.

1.5 "Product" means Skinvisible's proprietary antimicrobial hand sanitizer product incorporating 1% Triclosan as an active ingredient, and further identified in Appendix A.

1.6 "Product Specifications" shall mean the specifications for the Product that will likely be needed to meet customer and regulatory requirements. These Product Specifications shall not be modified without the express, written agreement of the parties.

1.7 "Territory" means those countries identified in Schedule C.

II. APPOINTMENT, TERRITORY AND PRODUCT

2.1 Subject to the terms hereof, Skinvisible hereby appoints the Distributor and grants to the Distributor the exclusive right to distribute, sell, market and promote the Product within the Territory. For greater certainty, while this Agreement shall remain in effect, except for sub-distributors appointed by the Distributor and consented to in writing by Skinvisible, no person, firm or corporation will be granted the right to distribute, sell, market or promote the Product within the Territory other than the Distributor.

2.2 The Distributor shall not be entitled to appoint sub-distributors to distribute, market, sell, or promote the Product within the Territory without the prior express written consent of Skinvisible, pursuant to Article VIII, which shall not be unreasonably withheld.

 2.3 The Distributor shall be restricted from integrating the Product into the manufacture and production of finished Product to be distributed, sold, marketed and promoted by or on behalf of the Distributor or its permitted agents, associates, affiliates, or sub-distributors. However, the Product may be sold under a "private" label by the Distributors or its permitted agents, associates, affiliates, or sub-distributors, provided that all packaging costs are paid in advance to Skinvisible.

2.4 Distributor recognizes that Skinvisible is in the business of developing, marketing, selling, and distributing its polymer-based delivery systems and related technologies (including Product), and developing end-use applications therefore, on worldwide bases. For so long as Distributor retains its exclusive distribution rights for the Product granted under Section 2.1 of this Agreement, Skinvisible shall refrain from selling the Product to customers within the Territory, or engaging any third party as a distributor of the Product within the Territory.

III. DISTRIBUTOR NOT MADE AGENT OR LEGAL REPRESENTATIVE

This Agreement does not render Distributor an agent or legal representative of Skinvisible for any purpose whatsoever. The Distributor is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Skinvisible or to bind Skinvisible in any manner or thing whatsoever.

IV. PRICING AND PAYMENT

4.1 Product shall be sold to the Distributor by Skinvisible at the pre-determined prices set forth in Schedule B hereto. Any change in the price of Product shall not affect orders by the Distributor that were accepted by Skinvisible prior to such change. As business conditions warrant, Skinvisible shall have the unrestricted right to change the price of the Product, provided that the increase is directly attributable to higher costs of raw materials, other manufacturing costs, or an increase in the Cost of Living Index, and that Skinvisible provides Distributor sixty (60) days prior written notice of any such price increase before it becomes effective.

4.2 The Distributor shall pay for all orders for Product by electronic bank transfer, certified check or bank draft in favor of Skinvisible

4.3 Except as provided in Section 5.5(b), the purchase price for each order of Product must be paid by the Distributor prior to shipment of the Product and the Distributor shall incur all shipping and packaging costs.

4.4 The Distributor shall pay Skinvisible an up-front license fee in the amount of $1,000,000 USD for the exclusive right to distribute, sell, market and promote the Product within the Territory. Skinvisible acknowledges receipt of a $250,000 nonrefundable deposit applicable toward this up-front license fee. The remaining $750,000 USD is payable under the following schedule until Skinvisible has received the $750,000:

Date of Payment	Amount of Payment
June 30, 2004	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
September 30, 2004	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
December 31, 2004	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
March 31, 2005	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
June 30, 2005	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
September 30, 2005	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
December 31, 2005	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
March 31, 2006	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
June 30, 2006	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater
September 30, 2006	$75,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the prior quarter, whichever is greater

Under no circumstances shall the installments towards such up-front license fee exceed in the aggregate $750,000.

(a)	Payments made under this Section 4.4 are separate and in addition to payments to be made under Section 4.1 for the Product and the running royalties due under Section 4.5.

(b)	In the event that payments are not made as set forth in this Section 4.4 and the parties are unable to agree to a revised schedule of payments within thirty (30)

days of the date for payment, then Skinvisible may in its sole discretion terminate the Agreement or any provision therein and retain, without any claim or demand from the Distributor, all monies previously paid.

4.5 The Distributor shall pay quarterly to Skinvisible a running royalty fee in order to maintain the exclusivity granted herein no later than thirty (30) days after the end of each quarter. The amount of the royalty shall be calculated as follows:

Quarter Ended	Amount of Payment
June 30, 2004	$5,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the quarter, whichever is greater
September 30, 2004	$10,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the quarter, whichever is greater
December 31, 2004	$15,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the quarter, whichever is greater
March 31, 2005 and subsequent Year Quarters	$20,000 or 5% of gross revenues generated by Distributor from sales of the Product in the Territory in the quarter, whichever is greater

(a)
In the event that payments are not made as set forth in section 4.2, then Skinvisible shall give the Distributor a written notice of default. If payment is not received within thirty (30) days following receipt of the notice of default, then Skinvisible may in its sole discretion terminate the Agreement or any provision therein and retain, without claim or demand from the Distributor, all monies previously paid.

(b)
The Distributor shall provide to Skinvisible documentation including, but not limited to, receipts, invoices, or other documentation that shall reasonably allow Skinvisible to confirm the accuracy of the royalty payment made.

(c)
Skinvisible shall be entitled to audit the accuracy of the royalty payments made by the Distributor. Skinvisible shall incur the expense of the audit only if it is determined that Skinvisible received ninety percent (90%) or more of the audited amount and in all other circumstances the Distributor shall incur the expense of the audit. The existence of an audit for any quarterly payment does not suspend or relieve the Distributor from their obligation to make a royalty payment within thirty (30) days after the end of each quarter.

4.6 All payments by the Distributor to Skinvisible to be made hereunder shall be in United States dollars.

V. TERMS AND CONDITIONS OF PRODUCT ORDERS

5.1 The Distributor shall submit a written purchase order to Skinvisible specifying the amount of Product required. Skinvisible agrees to provide an acceptance of an order within three (3) business days after receiving a written purchase order from the Distributor.

5.2 All of the Product ordered by the Distributor shall be shipped within three (3) weeks from the date the acceptance of an order has been delivered to the Distributor and shall carry an expiration date of three (3) years from the date of shipment. Delivery of all Product sold by Skinvisible to the Distributor shall be F.O.B. the place of Product manufacture. The method and route of shipment shall be at the sole discretion of the Distributor subject to Skinvisible’s guidelines for the method and conditions of shipment which would provide for arrival of the Product at the Distributor’s point of delivery in substantially the same condition as such Product were at the point of shipment. These guidelines include conditions regarding temperature (which shall not exceed at a maximum of 450 Celsius and at a minimum of 40 Celsius) to preserve the quality and integrity of the Product during shipment. Failure of Distributor to abide by Skinvisible’s guidelines in the shipment of the Product shall bar the Distributor from making any claim whatsoever against Skinvisible arising from any defect in the Product which occurred or arose during shipment. Nothing in this section shall mean or be implied to mean that there is any shifting of the risk of loss of goods to Skinvisible once such goods are placed in the control of Distributor’s carrier. All such risk of loss is borne by Distributor once the Product to be shipped have been delivered to or placed in the control of the carrier.

5.3 Title to the Product shall pass from Skinvisible to the Distributor upon the delivery to a recognized commercial carrier of the Product for shipment to the Distributor.

5.4 Skinvisible shall deliver the Product to the Distributor free and clear of all liens, encumbrances and security interests and shall not, without the prior written consent of the Distributor: (a) transfer, deliver or otherwise provide the Product as listed in the written purchase order submitted by the Distributor to any other person or entity; or (b) assign any rights to the Product as listed in the written order submitted by the Distributor to any other person or entity.

5.5 Prior to receiving an acceptance of the written order from Skinvisible, the Distributor may cancel any order at any time, with or without cause, and the Distributor’s liability for such cancellation shall be limited to Skinvisible’s out-of-pocket costs and expenses incurred for such cancelled order.

5.6 The Distributor shall give notice to Skinvisible of any claims relating to the non-conformity of Product. The Distributor shall make all claims with respect to the Product as follows:

(a)
Any claim that a shipment contains a shortage of Product or other error in delivery must be made by the Distributor to Skinvisible in writing within seven (7) days from the date of receipt by the Distributor of such shipment of Product together with a reasonable description of the delivery error. The Distributor’s failure to make a claim in accordance with the foregoing sentence shall constitute agreement by the Distributor that there was no error in delivery. Provided that the Distributor makes a claim in accordance with this Section 5.6(a) and proves that the shipment contained a shortage of Product or other error in delivery, Skinvisible, at the Distributor’s option, shall deliver to the Customer to such location(s) designated by the Distributor, at Skinvisible’s risk and cost and expense, the number of Product in shortage in such shipment, or credit the Distributor the amount of such shortage.

(b)
In the event that the Distributor claims that upon delivery any of the Product are non-conforming because the product is not consistent with the Certificate of Analysis, the Distributor may reject the same, provided that (i) within thirty (30) days after receipt by the Distributor of such shipment of Product, the Distributor notifies Skinvisible in writing of the nonconformity, (ii) the Distributor sends the product out for further review and inspection and it is determined that the Product are not consistent with the Certificate of Analysis, (iii) the Distributor returns to Skinvisible, at Skinvisible’s expense, the rejected Product or shipment, subject to the terms and conditions hereinafter provided, within seven (7) days after the Distributor receives notice that the further review and inspection of the Product found the Product to be inconsistent with the Certificate of Analysis, and (iv) none of the Product has been changed from its original condition. The Distributor’s failure to make a claim in accordance with the foregoing sentence shall constitute unqualified acceptance of all shipments and Product. Following receipt of the rejected Product under this Section 5.6(b), Skinvisible shall deliver Product consistent with the Certificate of Analysis within fourteen (14) days. Provided that the rejected Product have been rejected by the Distributor in accordance with the terms of this Section 5.6(b) and are proved to have been non-conforming, then Skinvisible shall credit the Distributor for the cost of the Product and all costs and expenses incurred by the Distributor in shipping the rejected Product back to Skinvisible, if such Product return requested is made by Skinvisible to the distributor. The Distributor shall pay the costs of the conforming Product within thirty (30) days after receipt by the Distributor. The Distributor shall not be responsible for any royalty payments on the sale of any Product that do not conform to the Certificate of Analysis.

(c)
In the event that the Distributor claims that upon delivery any of the Product are non-conforming for any reasons other than as set forth in Section 5.6(a) or (b), then Distributor may reject the same, provided that (i) within thirty (30) days after receipt by the Distributor of such shipment of Product, the Distributor notifies Skinvisible of such rejection, in writing, together with a reasonable description of why the Product have been rejected (the “Rejection Notice”), (ii) the Distributor, at Skinvisible’s option, may return to Skinvisible the rejected Product or shipment, subject to the terms and conditions hereinafter provided, within thirty (30) days after the Distributor sends the Rejection Notice, and (iii) none of the Product has been changed from its original condition. The Distributor’s failure to make a claim in accordance with the foregoing sentence shall constitute unqualified acceptance of all shipments and Product. Provided that the rejected

Product have been rejected by the Distributor in accordance with the terms of this Section 5.5(c) and are proved to have been non-conforming, Skinvisible shall credit the Distributor for the cost of the Product and all costs and expenses incurred by the Distributor in shipping the rejected Product back to Skinvisible, if such Product return requested is made by Skinvisible to the distributor.

5.7 The warranty for defective Product of Skinvisible as from time to time in effect shall be applicable to all sales of the Product by Skinvisible to the Distributor. Notwithstanding the provisions of Article XIII hereof, Skinvisible shall have no obligation or liability to the Distributor for any loss, damage or expense of any kind caused directly or indirectly by the Product or the use, maintenance, repairs or adjustments of or to the Product except as may be provided in such warranty.

VI. OBLIGATIONS OF THE SKINVISIBLE

6.1 Skinvisible shall at all times during the Term of the Agreement:

(a)	publish and make available to the Distributor from time to time a list of the Product and a list of the prices charged by Skinvisible therefore;

(b)	with respect to each Product sold to the Distributor, provide the Distributor with a standard Certificate of Analysis;

(c)	reimburse the Distributor under any warranty obligation of Skinvisible;

(d)	provide Distributor with copies of the research and efficacy studies for the Product in Skinvisible's possession as of the Effective Date of this Agreement.

(e)
permit the Distributor to use Skinvisible's INVISICARE trademark (collectively "Trademark") for the sole purpose of advertising, marketing and distributing the Product within the Territory, and strictly in accordance with the terms and conditions of the Trademark License Agreement of Appendix D.

6.2 Skinvisible hereby grants Distributor a royalty-free, non-exclusive, non-transferable license to use Skinvisible's Confidential Information, Improvement Inventions, and Patents that are directly relevant to the advertising, marketing, distribution, and sale of the Product within the Territory under this Agreement, and the manufacture by Distributor of the Product, where applicable under Article VII. This license is limited in scope, and shall not authorize Distributor to use Skinvisible's Confidential Information, Improvement Inventions, or Patents outside of this Agreement without Skinvisible's prior, written consent.

VII. RIGHT TO MANUFACTURE

7.1 Distributor shall have the right to manufacture the Product covered by this Agreement, instead of sourcing it from Skinvisible, provided that: (a) Distributor makes the Product strictly in accordance with the Formula, and that it achieves the Product Specifications; (b) Distributor sources the "M1 Polymer" ingredient for the Product from Skinvisible; (c) Distributor applies

Skinvisible's INVISICARE Trademark in a prominent fashion to all packaging, labels, tags, advertising, and promotional materials associated with the Products; and (d) Distributor pays Skinvisible the license fees and royalties due pursuant to Sections 4.4 and 4.5. Distributor shall notify Skinvisible ninety (90) days prior to its commencement of the manufacture of Product under this Section 7.1.

7.2 Should Distributor decide to manufacture Product under this Agreement, Skinvisible shall disclose to Distributor as soon reasonably practicable the Formula, Product Specification, and manufacturing know-how in sufficient detail (using reasonable commercial efforts) to enable Distributor to make the Products. This information shall be treated as Skinvisible's Confidential Information pursuant to Article X. Notwithstanding the foregoing, Skinvisible shall not be required to disclose any specific information to Distributor in the event that any agreement with a third party would preclude Skinvisible from doing so.

7.3 Distributor shall bear all costs associated with the: (a) disclosure of the Formula, Product Specifications, manufacturing know-how; (b) adapting such information or technology for its use by Distributor; (c) any necessary training; and (d) any documentation done for Distributor's internal purposes.

7.4 Distributor and Skinvisible shall negotiate in good faith a separate agreement for supplying the M1 Polymer to Distributor for incorporation into the Product to be manufactured by Distributor, including the purchase price for such M1 Polymer.

7.5 Distributor shall permit duly authorized representatives of Skinvisible, at reasonable times, upon reasonable nature, and in the company of Distributor's employees to enter any facility where the Product is being manufactured for the purpose of: (a) inspecting those portions of the facility used in the manufacture, handling, or storage of the Product; (b) inspecting the manufacture, handling, and storage of the Product; and (c) ensuring that the provisions of this Agreement are being complied with by Distributor. Such representatives shall comply with all of Distributor's plant safety and other rules and regulations while at the facility.

VIII. SUB-DISTRIBUTORS

8.1 In the event that Distributor determines that commercial exploitation of the Product within the Territory requires the appointment of sub-distributors through which the Product may be sold, then Distributor shall identify such sub-distributors to Skinvisible, and seek Skinvisible's prior written approval of them, which shall not be unreasonably withheld, before appointing any such sub-distributors under this Agreement.

8.2 Any sub-distributor approved in writing by Skinvisible shall have the right during the continuance of this Agreement to use Skinvisible’s Trademark, Patents, and other intellectual property rights licensed under this Agreement for the sole purpose of promoting the sales of the Product throughout the Territory under the same terms and conditions imposed upon Distributor under this Agreement.

IX. IMPROVEMENT INVENTIONS

9.1 Distributor shall have no right to make any modifications or improvements to the Product without Skinvisible's prior, written permission. In the event that Distributor does conceive, develop, or reduce to practice any invention or other information arising from or based upon the use of Skinvisible's Confidential Information or Product (hereinafter "Improvement Invention"), then Skinvisible shall be the sole owner of such Improvement Invention, which shall be subject to the exclusive distributorship grant of Article II. Should Distributor desire modification or improvement to be made to the Product, then it shall contract with Skinvisible under a separate agreement to develop such modifications or improvements.

9.2 Only Skinvisible shall have the right, in its sole discretion, to patent the Product and Improvement Inventions.

X. CONFIDENTIALITY

10.1 Each party recognizes the importance to the other party that of that other party’s Confidential Information, and such information is critical to the business of the disclosing party. Each party recognizes that neither party would enter into this Agreement without assurance that its Confidential Information and the value thereof will be protected as provided in this Section 10 and elsewhere in this Agreement.

10.2 All Confidential Information shall remain the property of the disclosing party. The receiving party shall hold in strict confidence the disclosing party’s Confidential Information and with no less than the same degree of care that it holds its own confidential and proprietary information, and it will take all reasonable precautions to protect such Confidential Information. The receiving party shall make the Confidential Information received under this Agreement available only to those of its employees who have a need to know the same in connection with their work assignments to further the objections contemplated under this Agreement. No disclosures to third parties shall be made by the receiving party of such Confidential Information without the prior written approval of the disclosing party. The receiving party will use the disclosing party’s Confidential Information only for the purposes and under the circumstances provided in this Agreement.

10.3 Upon any termination of this Agreement, or earlier at a party's request, each party will return the other party’s Confidential Information and all documents or media containing any such Confidential Information to the other party, except that the receiving party has the right to keep one copy of such information for legal purposes (which shall remain subject to the confidentiality provisions set forth herein), including, but not limited to, copies of all documentation required by the FDA.

10.4 Each party acknowledges and agrees that the other party shall be entitled to appropriate equitable relief in addition to whatever remedies it may have at law in the event of a breach by the other party of its covenants contained in this Section 10. The foregoing provision is in addition to, and not in limitation of, any and all remedies at law, in equity or otherwise, that the non-breaching party may have upon the other party’s breach of this Agreement.

10.5 Except as otherwise provided in this Agreement, either party shall immediately notify the other party of any private or governmental request for Confidential Information or any other information or documents relating to the Product or this Agreement. Each party shall have the right to participate in the other party’s response to any such request. If a party receives any legal instrument requiring the production of data, work papers, reports, or other materials relating to this Agreement, that party shall: (a) give the other party, if possible, the opportunity to participate in quashing, modifying or otherwise responding to any compulsory process in an appropriate and timely manner; and (b) cooperate fully with the other party’s efforts to narrow the scope of any such compulsory process, to obtain a protective order limiting the use or disclosure of the information sought, or in any other lawful way to obtain continued protection of the Confidential Information.

10.6 If either party becomes aware of the loss, theft or misappropriation of Confidential Information which is in its possession or control, it shall notify the other party in writing within seven (7) days of its discovery of such loss, theft or misappropriation.

10.7 The rights and duties of this Article 10 shall survive the termination of this Agreement, whether upon expiration or termination by either party.

XI. TERM AND TERMINATION

11.1 This Agreement shall continue in full force and effect for twenty (20) years from the Effective Date or the last to expire of the Patents, whichever occurs first, unless otherwise terminated as provided in Section 11.2 below, or by mutual written consent of the parties hereto.

11.2 Either party may terminate this Agreement at any time as follows:

(a)
By either party, effective immediately, in the event that the other party should fail to materially perform any of its material obligations under this Agreement and should fail to remedy such failure within thirty (30) calendar days after receiving written demand to remedy such failure, or in the event such other party, despite remedying a particular failure within thirty (30) days as aforesaid, is guilty of chronic or persistent breaches of such material obligation in question, in the end result having a material adverse effect upon the other party; or

(b)	By either party, upon thirty (30) days’ written notice if a force majeure event described in Section 16.1 shall have occurred and continue for sixty (60) days.

11.3 Skinvisible may terminate this agreement at any time if the Distributor should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated.

11.4 This Agreement may also be terminated by mutual agreement of the parties.

11.5 The Distributor may not manufacture, market, distribute, or sell any Competing Product while this Agreement is in full force and effect.

XII. EFFECT OF TERMINATION

12.1 The rights, duties and obligations of the parties upon and following the expiration or termination of this Agreement however occurring shall be governed by the following provisions:

(a)
The termination of this Agreement shall not release or affect, and this Agreement shall remain fully operative as to, any obligations or liabilities incurred by either party prior to the effective date of such termination;

(b)
Skinvisible, subject to its production capabilities, shall fill all orders submitted by the Distributor during the term of this Agreement regardless of whether any of the Product in such orders are to be delivered after the expiration or termination of this Agreement. During such period of time that Skinvisible is filling such orders, all terms of this Agreement shall apply between the parties with respect to such production; and

(c)
Notwithstanding the provisions of section 10 hereof, Skinvisible shall, by reason only of the expiration or termination of this Agreement in accordance with the terms of this Agreement, be liable in any manner whatsoever to the Distributor for any damage of any kind whether direct, indirect or conse-quential, or for any profits on anticipated sales, or for any expenditures or investments;

(d)
Upon the effective date of termination of this Agreement, the parties hereto acknowledge that the exclusivity provisions set forth in Paragraph 2 herein will no longer be in effect and that any limitations on the parties pertaining to sales and marketing and potential customers are dissolved and the parties are free to contract with any third party for future business; and

(e)	Termination or expiration of this Agreement for any reason shall not relieve the parties of their obligations under Articles IX, X, XI, XII, XIII, XIV, and XV of this Agreement.

XIII. WARRANTY AND REPRESENTATIONS

13.1 As an essential term of this Agreement, each party hereby warrants and represents to the other party that it is entitled to disclose to and license the other party to sue its Confidential Information, Improvement Inventions, and Patents under the terms of this Agreement without violating the trade secret or contractual rights of any third party.

13.2 EXCEPT AS SET FORTH IN SECTION 13.1, OR AS OTHERWISE SPECIFICALLY STATED HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS OR A PARTICULAR PURPOSE, PATENT VALIDITY, OR NON-INFRINGEMENT OF A THIRD-PARTY PATENT OF OTHER INTELLECTUAL PROPERTY RIGHTS REGARDING THE USE OR COMMERCIALIZATION OF PRODUCT, CONFIDENTIAL INFORMATION, IMPROVEMENT INVENTIONS, OR PATENTS.

XIV. INDEMNIFICATION

14.1 Each party shall indemnify, defend and hold harmless the other party from any and all claims, costs, liabilities, or damages (including reasonable attorney's fees) arising from its:

(a) uncured material breach of this Agreement;

(b) breach of any Warranty or Representation provided pursuant to Article XII;

(c) negligent, grossly negligent, reckless, or willful acts or omissions. Each party shall be responsible for any and all damages that it is subjected to by means of its own negligent, grossly negligent, reckless or willful acts or omissions.

14.2 In the event a third-party lawsuit is filed against a party (the "Indemnitee") due to the negligent, grossly negligent, reckless or wilful actions or omissions of the other party (the "Indemnitor"), then the Indemnitee shall promptly provide notice of such suit to the Indemnitor, and permit the Indemnitor to control its defense, including the terms under which any such suit is settled. The Indemnitee shall provide all reasonable cooperation to the Indemnitor at the Indemnitor's expense in the defense of that suit.

XV. PATENT MARKING

Distributor shall cause each unit of Product that it manufactures, markets, sells, or otherwise introduces into commerce under this Agreement to have affixed thereto a label bearing the following legend: "U.S. Patent No. 6,582,683 under license from Skinvisible Pharmaceuticals, Inc." Skinvisible shall update this legend for Distributor as additional Patents are issued.

XVI. MISCELLANEOUS PROVISIONS

16.1 Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing the Product or from performing any other aspects of the obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.

16.2  Each and every right and remedy hereunder is cumulative with each and every other right and remedy herein or in any other agreement between the parties or under applicable law.

16.3 Each party hereby acknowledges receipt of a signed copy of this Agreement.

16.4 Nothing contained in this Agreement shall create or shall be construed as creating a partnership, a joint venture, agency or employment relationship between the parties. The parties agree to perform their obligations in accordance with this Agreement at arms’ length and only as independent contractors. Neither party has the right or authority to assume nor create any obligations or responsibilities, express or implied, on behalf of the other party, and neither party may bind the other party in any manner or thing whatsoever. Neither party shall be liable, except as expressly provided otherwise in this Agreement, for any expenses, liabilities or other obligations incurred by the other.

16.5 Skinvisible and the Distributor each represent and warrant to the other that it is duly organized, validly existing and in good standing under the laws of the State or Commonwealth (as applicable) in which incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.

16.6 Skinvisible and the Distributor each represent and warrant to the other that it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of each party’s respective obligations hereunder. Each party’s officer executing this Agreement on its behalf has the legal power, right and authority to bind the party to the terms and conditions of this Agreement, and when he or she executes and delivers this Agreement and any instruments contemplated herein, he or she will have the power, right and authority to bind the party thereto.

16.7 All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopy, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests shall be as set forth on page 1 hereof or to such other person or address as either party shall furnish to the other in writing from time to time. If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressee or a person authorized to accept for such addressee; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressee or a person authorized to accept for such address; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this section 16.7.

16.8 This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16.9 This Agreement is not intended, nor shall it be construed, to confer upon any person except the parties hereto and its successors and permitted assigns any rights or remedies under or by reason of this Agreement, except as contemplated herein.

16.10 This Agreement and all matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

16.11 The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

16.12 Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. In any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

16.13 No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

16.14 This Agreement may not be assigned by the Distributor without the prior written consent of Skinvisible. Skinvisible may assign, transfer, or convey its manufacturing obligations to third parties who shall be bound by the same standards as Skinvisible.

16.15 All prices quoted in this Agreement are exclusive of all applicable sales, use or other excise taxes (including sales tax and goods and services tax). The Distributor is responsible for all taxes and similar charges customary for a buyer of Product and services as herein contemplated.

16.16 All disputes, claims or controversies arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled in United States under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Las Vegas, Nevada.

16.17 The parties agree to execute such documents, make such filings and take such actions as may be reasonably necessary at the request of the other party to give full force and effect to the provisions hereof.

16.18 This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument. This Agreement may be delivered by personal delivery of facsimile transmission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

SKINVISIBLE PHARMACEUTICALS, INC.

By:
Name:
Title:

DERMAL DEFENSE, INC.

By:
Name:
Title:

SCHEDULE A

Product List

Skinvisible's Antimicrobial Hand Sanitizer: Triclosan 1%, Purified Water, PVM/MA Copolymer - VP/Hexadecene Copolymer - VP/Eicosene Copolymer, Glycerin, Aloe - 10% Solution, Triethanolamine, Nonoxynol-9, Vegetable Oil, Carbomer, Propylene Glycol, Diazolidinyl Urea, Iodopropynyl, Butylcarbarnate.

SCHEDULE B

Price List

Product	Packaged Wholesale Pricing
	2 oz.	4 oz.	8 oz.	16 oz.	1 gal.	1 liter
Sanitizer Lotion	*	*	*	*	*	*

* The confidential portion has been omitted and filed separately with the Commission.

SCHEDULE C

Territory

United States
Canada
Mexico